                                                                    Exhibit 99.6

Original Equipment Manufacturer (OEM) Agreement*

Motorola, Inc.
Broadband Communications Sector
101 Tournament Drive
Horsham, PA  19044


This Agreement is made by and between RiverDelta Networks, Inc. ("Supplier") having an office at Three Highwood Drive East, Tewksbury, MA 01876 and General Instruments Corporation, doing business as the Broadband Communications Sector of Motorola, Inc. ("Company") having an office at 101 Tournament Drive, Horsham, PA 19044.

WHEREAS, Company is a manufacturer and supplier of broadband transport and data networking systems, equipment, and applications doing business in the worldwide market. Company also provides support and training for its' products.

WHEREAS, Company wishes to contract with Supplier as an Original Equipment Manufacturer ("OEM") to manufacture, test, deliver and provide support to the Company for Product, as described in the Section entitled "PRODUCT."

WHEREAS, Company has a support and sales group and sales and marketing groups that will require training and support for the Supplier's Product to be resold by the Company.

WHEREAS, Company wishes to purchase products of Supplier's design and manufacture for resale to Company's customers, and

WHEREAS, Supplier desires to sell such materials to Company for resale to Company's customers,

THEREFORE, the parties agree as follows

1.  DEFINITIONS
          As used herein, the following terms have the following meaning, unless the context indicates otherwise:

     "OEM" - (Original Equipment Manufacturer) products shall be private labeled finished goods (hardware or software) that go to Company's customers from Supplier either directly or through a staging center and do not pass through Company's factory or other internal quality systems in most cases. An OEM product may be designed and manufactured to specifications other than those specifications of Suppliers primary products.

------------------------
* Confidential information has been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, and such information has been filed separately with the Commission.

     "TERM PRICE" - The discounted price of the PRODUCT offered to the Company for orders during the Term of this Agreement.

2.   AGREEMENT EFFECTIVE PERIOD

          The term of this Agreement shall commence on 1 August 2001 and shall, except as otherwise provided in this Agreement, continue in effect thereafter until 31 July 2002. The Company shall have the right to extend the period specified for up to twelve (12) months by giving Supplier at least ninety (90) business days prior written notice, subject to mutual agreement by both parties on pricing and discount terms for the renewal period.

3.   PRODUCT

          "PRODUCT" as used in this Agreement shall mean Supplier's data communications products as listed in Appendix A, attached and made a part of this Agreement. Such PRODUCT is hereby offered for sale by Supplier and may be purchased by Company in accordance with the terms, conditions and specifications stated in this Agreement. "Specification(s)" as used in this Agreement shall mean all of the specifications made part of this Agreement.

4.   PRICE

          The Term Price shall be [REDACTED]*. The prices for maintenance, training and related services shown in Appendix A will remain in effect for the entire duration of this agreement.

5.   TERMS OF PAYMENT

          Net forty-five (45) days from the date of delivery of the PRODUCT to Company or receipt of the applicable invoice therefore by Company whichever occurs later.

6.   FORECASTS

          The Company shall use its commercially reasonable efforts to provide Supplier with an accurate twelve (12) month rolling forecast submitted to Supplier by the fifth (5th) business day of each calendar month. The Supplier shall maintain a thirty (30) day supply of PRODUCT on-hand based on this forecast.

7.   FOB
          The PRODUCT shall be shipped FOB Supplier's manufacturing facility currently located at 200 Ames Pond Road, Tewksbury, MA 01876. The Company shall select the carrier and arrange at Company's expense for the transportation of the PRODUCT. The Supplier shall assist the Company in obtaining any export compliance approvals necessary under US export laws and designated country of delivery import laws, the cost of which shall be borne by the Company.

------------------------
* Confidential information has been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, and such information has been filed separately with the Commission.

8.   ASSIGNMENT

          Neither party may assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of the other party, which consent shall not be unreasonable withheld. Such consent shall not be required if assignment is made to the Parent or a wholly owned subsidiary of the party.

9.   CHOICE OF LAW

          This Agreement and all transactions under it shall be governed by the laws of the Commonwealth of Massachusetts excluding its choice of law rules and excluding the Convention for the International Sale of Goods. Each party agrees to submit to the jurisdiction of any court of competent jurisdiction wherein an action is commenced against the party under this Agreement.

10.  COMPLIANCE WITH LAWS

          Each party and all persons furnished by or acting on behalf of either party shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals, inspection, regulatory (e.g. emission) and safety (e.g. UL) requirements in connection with their respective performance under this Agreement.

11.  CONTINUING AVAILABILITY

          Supplier shall offer for sale to Company, during the term of this Agreement, PRODUCT conforming to the Technical Specifications and other Specifications set forth in this Agreement. Supplier further shall offer for sale to Company, during the term of this Agreement and until five (5) years after the expiration of this Agreement, maintenance, replacement, and repair parts ("Parts") at the Field Replaceable Unit ("FRU") level, which are functionally equivalent and identical in form and fit for the PRODUCT covered by this Agreement, including Software support for the duration of such time period. The price for PRODUCT, Parts and Software support shall be the price set forth in Supplier's then current Agreement with Company for said PRODUCT, Parts and Software support or, if no such agreement exists, at a price agreed upon by Company and Supplier. If the parties fail to agree on a price, the price shall be a reasonably competitive price for said PRODUCT, Parts and Software support at the time for delivery. The PRODUCT, Parts and Software support shall be warranted as set forth in the "WARRANTY" section of this Agreement. The term "Parts" is included in the term "PRODUCT."

12.  CHANGE NOTICES

          The Supplier shall notify the Company at least 90 days in advance of any material changes to the PRODUCT that affect its form, fit or function, ensuring that Supplier continues to supply DOCSIS or Euro-DOCSIS-qualified PRODUCT as required under this Agreement. In addition, Supplier shall not end-of-life any PRODUCT without first giving Company not less than 6 months prior written notice and an opportunity for a last buy.

13.  DEFAULT

          If either party shall be in material breach or default of any of the terms, conditions or covenants of this Agreement or of any purchase order, and if such breach or default shall continue for a period of forty-five
     (45) days after the giving of written notice to the breaching party by the other party, then, in addition to all other rights and remedies which the aggrieved party may have at law or equity or otherwise, such party shall have the right to cancel this Agreement and/or any purchase orders placed by Company without any charge to or obligation or liability.

14.  EXPORT CONTROL

          Neither party will use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the "Export Laws"). Neither party will, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws:(a) software or technical data disclosed or provided to Supplier by Company or Company's subsidiaries or affiliates; or
     (b) the direct product of such software or technical data. Each party agrees to promptly inform the other party in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

15.  FORCE MAJEURE

          Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental, or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non performing party or its subcontractors. Supplier's liability for loss or damage to Company's PRODUCT in Supplier's possession or control shall not be modified by this section. When a party's delay or nonperformance continues for a period of at least fifteen (15) days, the other party may terminate, at no charge, this Agreement or an order under the Agreement.

16.  GOVERNMENT CONTRACT PROVISIONS

          The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and sections from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S. Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action For Disabled PRODUCT without first giving Company not less than 6 months prior written

     Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein the terms "contractor" and "subcontractor" shall mean "Supplier". In addition, orders placed under this Agreement containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in appendices thereto.

17.  INDEMNITY

          Each party hereunder, agrees to indemnify, defend and hold harmless the other party, its affiliates, customers, employees, successors and assigns from and against any direct losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from a party's gross negligence or willful misconduct of its obligations under this Agreement and result in: (i) injuries or death to persons or direct damage to real property, including theft, in any way arising out of or caused or alleged to have been caused by the Work or services performed by, or material provided by Supplier or persons furnished by Supplier; (ii) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier; or (iii) any failure of Supplier to perform its obligations under this Agreement, provided that the party seeking indemnification notifies, as soon as reasonably possible, the other party of the filing of such a claim, provides the indemnifying party full cooperation in the defense of such claim, at the indemnifying party's expense, and affords the indemnifying party full control over the defense
     and settlement of such claim.   The Supplier shall also indemnify and save
     harmless the Company, its affiliates and their customers, officers, directors, employees (all referred to in this section as "Company") from and against any loss, cost, expense, and award of damages that arise out of or result from any and all claims of infringement of any patent, copyright, or trademark, or misappropriate of trade secret, or infringement or misappropriation of any other intellectual property right, private right, or any other proprietary or personal interest related to the PRODUCT.

18.  INVOICING FOR STOCKS

          If Company requests for reasons other than covered by Section "FORCE MAJEURE", that shipment be postponed beyond the date shown on a purchase order, Supplier may invoice Company as of the original scheduled delivery date for PRODUCT manufactured under this Agreement, if it has been inspected and approved by Company's designated quality organization (provided inspection has been specified in this Agreement or in an order issued under this Agreement). Supplier shall hold such PRODUCT separate from its other PRODUCT for a period up to ninety (90) days. The Company shall pay the supplier a monthly fee equal to 0.5% of the invoice amount for administrative and warehousing costs. Supplier shall comply with all applicable laws on signage and notification to creditors for PRODUCT owned by Company under this Section and shall indemnify Company against any and all loss, damage, cost or expense for failure to satisfy such requirements.

19.  LICENSES

          No Licenses, express or implied, under any patents are granted by Company to Supplier under this Agreement or order. Notwithstanding the foregoing, during the Term of this Agreement and any renewal term Supplier hereby grants Company a non-exclusive, perpetual, royalty-free worldwide license to use the Supplier's MIB and command line interface information (and other similar information) necessary for Company to accomplish interoperability of the PRODUCTS with 3rd party products and software in order to market, sell and otherwise supply PRODUCTS that interface and interoperate with Company's customer system requirements.

20.  LIMITATION OF LIABILITY; INSURANCE

     In no event will either party be liable for loss of profits, loss of revenue, special, indirect or consequential damages arising out of its actions or failures to act in connection with this Agreement. This limitation does not apply to:

     (i)   Damages of any sort arising out of death or personal injury, or
     (ii) Damages arising out of breach of the confidentiality obligations or software license provisions of this Agreement, or
     (iii) Awards of damages to third parties, however denominated, in actions described in Section 17 relating to intellectual property indemnities.

     Supplier shall maintain during the term of this Agreement (1) workers compensation insurance as prescribed by law, (2) employer's liability insurance with limits of at least $300,000 each occurrence, (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 for bodily injury and property damage for each occurrence, (4) comprehensive general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $1,000,000 combined single limit for personal injury and property damage for each occurrence, and (5) comprehensive general liability insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence. All comprehensive general liability insurance shall designate Company and Company's affiliates, directors, officers, and employees as an additional insured. All such insurance must be primary and be required to respond and pay prior to any other available coverage.

21.  NON-DISCLOSURE AGREEMENT

          Whereas Company and Supplier each expect to disclose to the other party certain information concerning products, business and strategies which are considered confidential and proprietary and which neither party wants to disclose to others, they have entered into a Non Disclosure Agreement. This section does not reduce or modify Supplier's obligations under Section "USE OF INFORMATION". The Parties agree not to make any general press releases or public disclosures regarding the details of this OEM agreement without the prior review and written consent of the other Party. Each party may however disclose the existence of this agreement to its respective customers on an as-needed basis for sales and marketing purposes without the prior consent of the other party. Furthermore, neither Party shall use the other Party's trademarks, trade names and service marks without the prior written consent of the other Party; if such consent is given, then the Party shall disclose that such trademarks, trade names, and service marks are the sole property of the other Party.

22.  NOTICES

          Any notice given or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

     To Company:    Motorola, Inc.
                    Broadband Communications Sector
                    101 Tournament Way
                    Horsham, PA  19044
                    Attn.:  Peter Sherlock

                    -OR-

     To Supplier:   RiverDelta Networks, Inc.
                    Three Highwood Drive East
                    Tewksbury, MA  01876
                    Attn.:  Michael Brown

          Such notice or demand shall be deemed to have been given or made when sent by facsimile, or other communication or when deposited, postage prepaid in the U.S. mail. The above addresses may be changed at any time by giving prior written notice as above provided. The above addresses may be changed at any time by giving prior written notice as above provided.

23.  OPERATING SYSTEM SOFTWARE

          The term PRODUCT includes any software (operating program in machine-readable form only and related documentation) and storage media therefore normally furnished with or embedded in the PRODUCT. Title to the software, including copyright, shall remain in Supplier. The party having title to the PRODUCT shall have title to the software storage media. For the life of the PRODUCT listed in this Agreement, and for so long as Company conforms to the terms hereof, Supplier grants to Company and any subsequent purchaser, lessee or other end user (referred to collectively in this section as "end user"), with regard to each item of PRODUCT with which the software is supplied, a non-exclusive license to use said software on the PRODUCT on which it was delivered. Company and any subsequent end user may make a single copy the software for use on such PRODUCT with which it was originally delivered and a second for archival purposes, reproducing all of Supplier's copyright and other notices as on the original, but shall not reproduce either the original or any copies of software for distribution to others. If Company or any subsequent end user is permitted under the terms of the specific license to add to, delete from or modify the software in any manner, no changes, however extensive, shall alter Supplier's title to such original software. Title to any such modification or addition to the software shall remain in the entity that creates the modification or addition. Company agrees that it shall not reverse engineer, decompile, or distribute the software or any copies thereof. The Supplier shall provide the Company with any bug fixes and updates normally available to its customers during the standard Warranty period. The Supplier shall provide the Company with fixes, updates, and new features releases for PRODUCT covered under the Company's annual Maintenance contracts.

24.  PURCHASE ORDERS

          Purchase orders issued under this Agreement shall be sent to the following address:

                    RiverDelta Networks, Inc.
                    Three Highwood Drive East
                    Tewksbury, MA  01876
               Attn.: Joseph Cozzolino

          Purchase orders shall specify: (i) description of PRODUCT, inclusive of any numerical/alphabetical identification referenced in the price list in this Agreement, (ii) delivery date, (iii) applicable price, (iv) location to which the PRODUCT is to be shipped and (v) location to which invoices shall be sent for payment. Supplier shall fill all purchase orders in accordance with their terms, provided that such purchase orders comply with minimum lead time described in Section 27.

25.  SEVERABILITY

          If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Supplier and Company shall be construed and enforced accordingly.

26.  SHIPPING

          Supplier shall: (i) ship the PRODUCT covered by this Agreement or order complete unless instructed otherwise, (ii) ship to the destination designated in the Agreement or order, (iii) ship according to routing instructions given by Company, (iv) place the Agreement and order number on all subordinate documents, (v) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (vi) mark the order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. If Supplier does not comply with the terms of the

     FOB section of the Agreement or order or with Company's shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased cost incurred by Company as a result of Supplier's noncompliance.

27.  SHIPPING INTERVAL

          The delivery schedule applicable to each purchase order will be agreed upon by Supplier and Company and set forth in the purchase order. The Supplier has indicated that PRODUCT can usually be shipped between fourteen
     (14) and forty-five (45) calendar days after receipt of Company's purchase order.

28.  TAXES

          Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier than an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices.
     Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

29.  TECHNICAL SUPPORT

          The Supplier shall provide the Company with Tier 1-3 Technical Support from 1 August 2001 through 30 December 2001. This support shall be provided on a 7x24 basis as described in Appendix A. For the remainder of this agreement, the Supplier shall provide the Company with Tier 1 Technical Support. During this period, the Supplier shall provide, at the Company's expense, a branded Customer Support Website for on-line technical support to the Company's customers. The price for such support shall be as shown in Appendix A.

30.  TERMINATION OF PURCHASE ORDER

          Company may at any time terminate any portion or the total quantity of any purchase order(s) placed under this Agreement. Company's liability to Supplier with respect to such termination shall be limited to the termination charges shown below:

     Number of Days Prior to         Termination Charge
     Scheduled Shipment Date         (% of Purchase Price)

             0-30                            25%
            31-60                             0%
            61-90                             0%

31.  TIMELY PERFORMANCE

          If Supplier has knowledge that anything prevents or threatens to prevent the timely performance of the Work under this Agreement, Supplier shall promptly notify Company's Representative and include all relevant information concerning the delay or potential delay. If delivery will be delayed beyond the original committed shipment date, Supplier shall be responsible for all increased cost of shipment if Company advised it desires accelerated shipment.

32.  TITLE AND RISK OF LOSS

          Title (other than software) and risk of loss and damage to PRODUCT including software purchased by Company under this Agreement or an order issued pursuant to this Agreement shall vest in Company when the PRODUCT has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services including, but not limited to, unloading, installation, or testing to be performed after delivery, Supplier shall retain title and risk loss and damage to the PRODUCT until the additional services have been performed. If Supplier is authorized to invoice Company for PRODUCT prior to shipment or prior to the performance of additional services, title to PRODUCT (other than software) shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company when the additional services have been performed.

33.  TRAINING
          If requested by Company, Supplier will:

          (a) provide instructors and the necessary instructional material of Supplier's standard format to train Company's personnel in the installation, planning and practices, operation, maintenance and repair of PRODUCT furnished under this Agreement. Supplier agrees to provide one (1) class to Company, at no charge to Company. This class will be conducted at a location mutually agreed upon by both of the parties. Should Company require further training, Supplier and Company shall mutually agree on a price, and location for such training.

         (b) provide instructors and the necessary instructional material of Supplier's standard format to train Company's personnel in product aspects from a sales and marketing perspective. These classed shall be conducted at reasonable intervals at locations agreed upon by Supplier and Company. The price for such classes are shown in Appendix A.

34.  USE OF INFORMATION

          Supplier shall view as Company's property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disc, tool, or other tangible information-conveying or performance-aiding article owned or controlled by Company and identified by Company as proprietary/confidential either in writing or orally. The aforementioned material may be identified by Company as proprietary/confidential verbally, and shall be followed up by written notice from Company to Supplier. Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request any such article or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

35.  WARRANTY

          Supplier warrants to Company and Customer, as defined in this section, that PRODUCT furnished will be new, free from defects in design (as embodied in PRODUCT specifications, attached as Appendix B), material and workmanship and will conform to and perform in accordance with the Specifications and drawings set forth in this Agreement. Supplier also warrants that PRODUCT will be DOCSIS or Euro-DOCSIS qualified (at the level of qualification indicated in Appendix B), as applicable, and will comply with all such DOCSIS and Euro-DOCSIS qualification requirements upon delivery. PRODUCT which is damaged through accident or neglect or failure to maintain environmental parameters, or is modified or repaired, other than by Supplier is not covered by the warranty. This warranty extends to the future performance of the PRODUCT and shall continue for a period of twelve (12) months for hardware and ninety (90) days for software, from the date of delivery to an end user customer (hereinafter "Customer") or Company, or for PRODUCT installed by Company or its re-sellers. Supplier also warrants that all services provided to Company shall be performed by persons with the requisite skill for such services and shall be performed in a competent and professional manner. The warranty for services shall extend for ninety (90) days after the services have been rendered. In the event of a breach of this warranty, Supplier shall re-perform the services to the reasonable satisfaction of Company.

36.  EPIDEMIC CONDITIONS

          If during the term of this Agreement, and for one (1) year after the last shipment date of PRODUCT under this Agreement, Company notifies Supplier that PRODUCT shows evidence of an "Epidemic Condition," Supplier shall prepare and propose a Corrective Action Plan ("CAP") with respect to such PRODUCT within ten (10) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time frame shall be permissible upon mutual written agreement of the parties. At the Company's discretion, it may elect to suspend further shipment of affected PRODUCT until the CAP is in force.

37.  PRIVATE MARKINGS

          The Company shall provide the Supplier with the necessary materials needed to badge the PRODUCT with the Company's markings.

38.  DOCUMENTATION

          The Supplier shall provide the Company with a full set of product literature (specification sheets and brochures, user documentation, etc.) in electronic form for the purpose of "rebranding" this material under the Company's own label. The Supplier shall maintain all rights and ownership of this material, and the Company shall clearly delineate the ownership of the copyright, trademark, trade names and service marks of the Supplier in the re-branded material.

39.  ENTIRE AGREEMENT

          This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written communications, and understandings of the parties with respect to the subject matter of this Agreement.

     Accepted August 1, 2001


     RiverDelta Networks, Inc.     General Instrument Corporation, d/b/a the
                                   Broadband Communications Sector of
                                   Motorola, Inc.


     By: /s/ Michael R. Brown      By: /s/ Peter Sherlock
        ------------------------      ----------------------
     Name: Michael R. Brown        Name: Peter Sherlock
     Title: VP Bus. Dev. & COO     Title: Vice President & General Manager


APPENDICES - The following Appendices are hereby made part of the Agreement:

Appendix A - Price Schedule [REDACTED]*
Appendix B - Specification [REDACTED]*

---------------------------------
* Confidential information has been omitted pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, and such information has been filed separately with the Commission.